EXHIBIT 5


                             Playtex Products, Inc.
                              300 Nyala Farms Road
                          Westport, Connecticut 06880


                                                              April 9, 1998

Mr. John W. Childs
c/o J.W. Childs Equity Partners, L.P.
One Federal Street
Boston, MA 02110

                   Proposed Secondary Offering of Common Stock

Dear John:

                  I  am  writing  on  behalf  of  Playtex  Products,  Inc.  (the
"Company") to confirm our recent discussions concerning a proposed registered secondary offering of common stock of the Company ("Common Stock") to be made on behalf of J.W. Childs Equity Partners, L.P. (the "Fund").

                  I understand that the Fund, acting for itself and, as, and to the extent, provided in the Registration Rights Agreement (the "Registration Rights Agreement") dated as of January 28, 1998 among the Company, the Fund and the other stockholders listed therein, also on behalf of each other "Childs Holder" in its capacity as the "Childs Representative" (each as defined in the Registration Rights Agreement), would like to sell some or all of the shares of Common Stock that the Childs Holders received in January 1998 in connection with the acquisition of Personal Care Holdings, Inc. by the Company (the "PCH Acquisition Stock") in a public offering in the United States that would be registered under the Securities Act of 1933, as amended (the "Act"), through underwriters led by Merrill Lynch, Pierce Fenner & Smith Incorporated (the "Public Offering"), and to do so as soon as may be practicable.

                  The Company is willing to undertake the steps necessary to effect such an offering on the terms and conditions set forth in this letter. Promptly after your acceptance of this letter, the Company will commence the preparation of a registration statement covering the Public Offering and will use its reasonable efforts to file the registration statement with the Securities and Exchange Commission on or before May 15, 1998.

                  Provided the registration statement becomes effective, and the underwriters are willing to offer shares of Common Stock proposed to be sold by the Childs Holders to the public at a gross price (before underwriting discounts and commissions) at least equal to $13.50 per share, the Fund and, subject to the Registration Rights Agreement, each other Childs Holder will sell as many shares of Common Stock in the Public Offering as Merrill Lynch or another managing


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                                                                               2




underwriter of the Public Offering advises can be sold, up to and including 100% of the shares of the PCH Acquisition Stock held by the Childs Holders.

                  You confirm that you have received and reviewed the attached summary term sheet dated today describing the proposed terms and conditions of the Public Offering and you agree to proceed with the Public Offering on the basis set forth therein.

                  The filing of the registration statement by the Company will be treated as a filing pursuant to a request by the Childs Holders under the Registration Rights Agreement. In all respects that may be relevant to the preparation and filing of the registration statement and the conduct of the Public Offering, the transactions contemplated by this letter shall be treated as governed by the provisions of the Registration Rights Agreement applicable to registrations on the request of holders, except as otherwise specifically provided in this letter. Your and our obligations under this letter agreement are, and your and our obligations under the agreements governing the Public Offering will be, conditioned upon the terms of the transactions contemplated by this letter agreement being in compliance with securities laws, including, without limitation, the Act and the Investment Company Act of 1940, as amended.

                  You understand that, concurrently with the Public Offering, the Company also may be registering for sale under the Act, or facilitating the sale pursuant to Regulation S under the Act, of additional shares of Common Stock to be offered by other shareholders (the "Other Shareholders") of the Company outside the United States (the "International Offering"). In light of the Company's agreements in this letter, the Childs Holders will not exercise any right that they may have to sell shares of Common Stock in or otherwise participate in such International Offering.

                  Further, you acknowledge that it is a condition of the Company's obligations under this letter agreement and it will be a condition of the Company's obligations under the agreements governing the Public Offering that the Other Shareholders have been able to sell all the shares that they offer to sell in the International Offering.

                  Your and our obligations under this letter will terminate if the registration statement has not been declared effective by July 15, 1998 or the Public Offering has not been consummated by the fifth business day thereafter.

                  If you are in agreement with the foregoing, please indicate as much by signing in the space provided below and returning a signed copy of this letter to me. This letter agreement may be signed in counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one agreement.
                                                Sincerely,



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                                                                               3


                                                PLAYTEX PRODUCTS, INC.


                                                By: /s Robert B. Haas
                                                     Robert B. Haas
                                                     Chairman of the Board







Accepted and Agreed:

J.W. CHILDS EQUITY PARTNERS, L.P.,
    on behalf of the undersigned and each other
    Childs Holder (as defined above), as, and to the extent, provided in the Registration
    Rights Agreement (as defined above)

By:  J.W. Childs Advisors, L.P., its General
      Partner

By:  J.W. Childs Associates, L.P., its General
      Partner

By:  J.W. Childs Associates, Inc.

By /s/ John W. Childs
    Name:
    Title:

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                              The Domestic Offering
                   Proposed Secondary Offering of Common Stock

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Type of Offering:          Secondary offering of common stock
Shares Offered<F1>:        Approximately 9 million shares
                           Institutional:             75-80%
                           Retail:                    20-25%

                           Institutional Pot Economics: 30% pro rata,
                                                        70% competitive

Selling Shareholders:      J.W. Childs Equity Partners, L.P. and the other
                           Childs Holders (as provided in the attached letter).

Greenshoe:                 Standard 15% over-allotment option exercisable
                           within 30 days. The Company will grant the underwriters an option to purchase additional shares to cover over-allotments for the offering.

Lock-up Provision:         90 days.  The underwriters can carve out that the
                           Company may issue shares in connection with an acquisition prior to the end of the 90 day period.
                           Any future shares sold in connection with an acquisition during this lock-up period will be subject to an additional 90 day lock-up.

Use of Proceeds:           Playtex will not receive any proceeds from the sale
                           of common stock sold in the offering.  In the event
                           that the underwriters exercise the "greenshoe"
                           option to purchase additional shares to cover over-
                           allotments, proceeds will be used by the Company
                           to repay indebtedness.
Roadshow:                  Approximately 5-8 working days.

Gross Spread:              4.35% - 4.65%.

Expenses:                  The underwriters have proposed to pay for their
                           legal fees and out-of-pocket roadshow expenses.

--------
         <F1>Excludes over-allotment options.




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Underwriters:              Merrill Lynch & Co. will lead manage the domestic
                           offering. Donaldson, Lufkin & Jenrette, Goldman Sachs, Morgan Stanley Dean Witter, PaineWebber Incorporated and Salomon Smith Barney will act as co-managers.

Syndicate:                 A small syndicate comprised of 8-10 firms to
                           provide research support.